Exhibit 99.1
AVERY DENNISON REPORTS
4th QUARTER AND YEAR-END 2006 EARNINGS
Fourth Quarter Highlights from Continuing Operations
•	Net sales increased 3.5% to $1.41 billion
➢	Organic sales growth of 2%
•	Earnings per share of $1.01 includes:
➢	Restructuring and asset impairment charges of $0.10 per share
➢	Gain from asset sales of $0.05 per share
•	Restructuring efforts achieved annualized savings of approximately $95 million
➢	Approximately half of total savings target realized in 2006; balance of savings will contribute to 2007 earnings growth
     PASADENA, Calif. – January 23, 2007 – Avery Dennison Corporation (NYSE:AVY) today reported net income of $101.5 million or $1.01 per share for the fourth quarter, compared with a $6.9 million or $0.07 per share loss last year. Reported results included restructuring and divestiture related charges and other items totaling $0.05 per share in 2006 and $0.99 per share in the prior year. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)
     Net of transition costs, the Company’s savings in 2006 from restructuring efforts were approximately $50 million. The Company expects to realize approximately $45 million in additional savings from 2006 restructuring actions in the current year. The Company recognized restructuring charges in the fourth quarter related to 2007 actions which are expected to yield further savings.
     Net sales from continuing operations for the fourth quarter were $1.41 billion, up approximately 3.5 percent from $1.36 billion for the same quarter last year. Organic sales growth, which excludes the impact of acquisitions, divestitures and foreign currency translation, was approximately 2 percent. This increase was attributable to unit volume growth and positive changes in pricing and product mix.
     The Company reported net income of $367.2 million or $3.66 per share for the full year 2006, compared with $226.4 million or $2.25 per share in the prior year. Results included restructuring and divestiture related charges and other items totaling $0.12 per share in 2006 and $1.21 per share in the prior year. Net sales were $5.58 billion in 2006, compared to $5.47 billion in the previous year. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)
     “During both the fourth quarter and the full year, we increased sales and produced solid improvement in earnings, despite sluggish demand in North America. We are well positioned for 2007,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “We were particularly pleased with our expansion in emerging markets in the past year, with double-digit growth in sales and improved profitability.
     “We expect to continue to make progress in reaching our sales and operating margin objectives in 2007,” Scarborough added. “Our restructuring efforts are saving the Company approximately $95 million, almost half of which will benefit 2007. We are reinvesting a portion of these savings into initiatives to drive long-term growth and productivity improvement, including development of global IT platforms to drive back office standardization and efficiency.
     “In addition, we are expanding capacity in emerging markets, including both China and India, where we see strong demand for our products and high potential for sustained, rapid growth. We are also encouraged by high demand for our new and improved products and technologies, like the heat transfer products that are contributing to growth in the Retail Information Services business,” he said.
Additional Fourth Quarter Financial Highlights From Continuing Operations
(For a more detailed presentation of the Company’s results for the quarter, see Fourth Quarter and Full Year 2006 Financial Review and Analysis, posted at the Company’s Web site at www.investors.averydennison.com.)
•	Core unit volume grew approximately 1 percent, when adjusted for a forward buy related to a January price increase in office products. Changes in pricing and product mix contributed approximately 1 point to top line growth.

•	Operating margin (GAAP basis) was 7.7 percent, compared to 4.3 percent for the same period last year. Excluding interest expense, restructuring charges and other items, operating margin declined by 40 basis points to 9.0 percent. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

•	The recognition of stock option expense added approximately $6 million of pre-tax cost compared with the prior year, which reduced operating margin by approximately 50 basis points and reduced after-tax earnings by $0.04 per share.

•	The effective tax rate for continuing operations for the quarter was 6.3 percent, compared to the prior year at 2.4 percent. The tax rate for the year was 17.2 percent, down 370 basis points from the year-to-date rate as of September, 2006 due to the approval of the R&D tax credit by the U.S. Congress, as well as the impact of global tax planning and favorable geographic income mix. The Company expects its full year tax rate to be in the range of 20 percent to 22 percent for 2007.
Segment Highlights
(See Attachment A-5: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information” for adjusted operating margins included below.)
•	Pressure-sensitive Materials reported sales of $814 million, up 6.7 percent from the prior year. Organic sales growth for the segment was 3 percent, driven by double-digit growth in the emerging markets and moderate growth in Western Europe. Segment operating margin (GAAP basis) was 9.1 percent, compared to 5.7 percent for the same period last year. Before restructuring and asset impairment charges and other items, operating margin increased 90 basis points to 9.4 percent.

•	Office and Consumer Products sales declined 2.7 percent to $285 million. The previously announced divestiture of low-margin filing product lines and the decision to exit certain private label business reduced sales by approximately 6 percent. The impact of a forward buy in anticipation of a January price increase added about 4 points of sales benefit in the quarter. Excluding these factors and the favorable effect of currency translation, the adjusted organic sales decline was 2 percent. Segment operating margin (GAAP basis) was 18.7 percent, compared to 16.5 percent for the same period last year. Before restructuring and asset impairment charges and other items, operating margin declined 440 basis points to 18.0 percent, due to changes in the year-end adjustment of LIFO inventory reserves compared to the prior year, as well as higher spending related to promotions and brand-building initiatives.

•	Retail Information Services sales grew 5.5 percent to $168 million, or approximately 4 percent on an organic basis. Segment operating margin (GAAP basis) was 5.7 percent, compared to 3.1 percent for the fourth quarter of 2005. Before restructuring and asset impairment charges, operating margin declined 20 basis points to 7.6 percent.
Outlook for the Year
     Avery Dennison announced that it expects reported (GAAP) earnings for 2007 to be in the range of $3.90 to $4.30 per share, including an estimated $0.05 to $0.10 per share in restructuring and asset impairment charges related to ongoing productivity improvement efforts. Plans for these efforts have not been finalized;

actual charges may exceed this range as planning continues. Excluding these items, the Company expects full year earnings per share for 2007 to be in the range of $4.00 to $4.35 per share. (See Attachment A-4: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)
     The Company’s earnings expectations reflect an assumption of reported revenue growth from continuing operations in the range of 2 to 5 percent, including an estimated 1 to 1.5 percent benefit from currency translation.
(For a more detailed presentation of the Company’s assumptions underlying its 2007 earnings expectations, see Fourth Quarter and Full Year 2006 Financial Review and Analysis, posted at the Company’s Web site at www.investors.averydennison.com.)
Note: Throughout this release, all calculations of amounts on a per share basis reflect fully diluted shares outstanding.
     Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.
# # #
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
     Certain statements contained in this news release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the Canadian Department of Justice and the Australian Competition and Consumer Commission investigations into industry competitive practices, and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof or of the recently concluded investigations by the U.S. Department of Justice (“DOJ”) and the European Commission (including purported class actions seeking treble damages for alleged unlawful competitive practices, and a purported class action related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers;

successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.
     The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; (3) the degree to which higher raw material and energy-related costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; (4) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (5) the ability of the Company to achieve and sustain targeted cost reductions.
     For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Form 10-K, filed on March 15, 2006, and Form 10-Q, filed on November 9, 2006, with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.
For more information and to listen to a live broadcast or an audio replay of the 4th Quarter conference call with analysts, visit the Avery Dennison Web site at
www.investors.averydennison.com

AVERY DENNISON
PRELIMINARY CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005

Net sales	$1,411.4	$1,364.0	$5,575.9	$5,473.5
Cost of products sold	1,021.9	985.4	4,047.5	3,997.3

Gross profit	389.5	378.6	1,528.4	1,476.2
Marketing, general & administrative expense	262.4	250.2	1,011.1	987.9
Interest expense	13.3	13.0	55.5	57.9
Other expense, net (1)	5.1	56.9	36.2	63.6

Income from continuing operations before taxes	108.7	58.5	425.6	366.8
Taxes on income	6.8	1.4	73.1	75.0

Income from continuing operations	101.9	57.1	352.5	291.8
(Loss) income from discontinued operations, net of tax (including gain on disposal of $1.3 and tax benefit of $14.9 in 2006)	(0.4)	(64.0)	14.7	(65.4)

Net income (loss)	$101.5	$(6.9)	$367.2	$226.4

Per share amounts:
Net income (loss) per common share, assuming dilution
Continuing operations	$1.01	$0.57	$3.51	$2.90
Discontinued operations	—	(0.64)	0.15	(0.65)

Net income (loss) per common share, assuming dilution	$1.01	$(0.07)	$3.66	$2.25

Average common shares outstanding, assuming dilution	100.4	100.4	100.4	100.5

Common shares outstanding at period end	98.3	99.7	98.3	99.7

Certain prior year amounts have been reclassified to conform with the 2006 financial statement presentation.

(1)	Other expense, net for the fourth quarter of 2006 includes restructuring costs, asset impairment and lease cancellation charges of $10.4, partially offset by gain on sale of assets of ($5.3).

Other expense, net, for the fourth quarter of 2005 includes restructuring costs, asset impairment and lease cancellation charges of $55.5 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of a leased asset of ($2.4).

Other expense, net, for 2006 YTD includes restructuring costs, asset impairment and lease cancellation charges of $29.8, environmental remediation costs of $13, legal accrual related to a patent lawsuit of $.4, miscellaneous taxes of $.4 related to a divestiture and charitable contribution of $10 to Avery Dennison Foundation, partially offset by gain on sale of investment of ($10.5), gain on sale of assets of ($5.3) and gain from curtailment and settlement of a pension obligation of ($1.6).

Other expense, net, for 2005 YTD includes restructuring costs, asset impairment and lease cancellation charges of $65.6 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of assets of ($5.8).
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Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulations G and S-K
Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, GAAP financial measures. These non-GAAP financial measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.
The Company’s non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP measures, may make it difficult to assess the underlying performance of the Company in a single period. By excluding certain accounting effects, both positive and negative (e.g. gains on sales of assets, restructuring charges, asset impairments, etc.), from certain of the Company’s GAAP measures, the Company believes that it is providing meaningful supplemental information to facilitate an understanding of the Company’s “core” or “underlying” operating results. These non-GAAP measures are used internally to evaluate trends in the Company’s underlying business, as well as to facilitate comparison to the results of competitors for a single period.
Limitations associated with the use of the Company’s non-GAAP measures include (1) the exclusion of items that recur from time to time (e.g. restructuring, asset impairment charges, gains on sales of assets, etc.) from calculations of the Company’s earnings and operating margin; (2) the exclusion of interest expense from the calculation of the Company’s operating margin; and (3) the exclusion of any mandatory debt service requirements, as well as the exclusion of other uses of the cash generated by operating activities that do not directly or immediately support the underlying business (such as discretionary debt reductions, dividends, share repurchase, acquisitions, etc.) for calculation of free cash flow. While some of the items the Company excludes from GAAP measures recur, these items tend to be disparate in amount and timing. Based upon feedback from investors and financial analysts, the Company believes that supplemental non-GAAP measures provide information that is useful to the assessment of the Company’s performance and operating trends.
The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.
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AVERY DENNISON
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005

Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,411.4	$1,364.0	$5,575.9	$5,473.5

Income from continuing operations before taxes	$108.7	$58.5	$425.6	$366.8

GAAP Operating Margin	7.7%	4.3%	7.6%	6.7%

Income from continuing operations before taxes	$108.7	$58.5	$425.6	$366.8
Non-GAAP adjustments:
Restructuring and 2005 transition costs (1)	6.5	32.9	21.1	39.9
Asset impairment and lease cancellation charges	3.9	22.6	8.7	28.0
Other (2)	(5.3)	1.4	6.4	(2.0)
Interest expense	13.3	13.0	55.5	57.9

Adjusted non-GAAP operating income before taxes and interest expense	$127.1	$128.4	$517.3	$490.6

Adjusted Non-GAAP Operating Margin	9.0%	9.4%	9.3%	9.0%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income (loss)	$101.5	$(6.9)	$367.2	$226.4
Non-GAAP adjustments, net of taxes:
Restructuring and 2005 transition costs	6.1	20.6	17.6	25.9
Asset impairment and lease cancellation charges	3.6	14.1	7.4	18.4
Tax expense on repatriated earnings	—	—	—	13.6
Other	(5.0)	0.9	2.2	(1.7)
Loss (income) from discontinued operations	0.4	64.0	(14.7)	65.4

Adjusted Non-GAAP Net Income	$106.6	$92.7	$379.7	$348.0

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution	$1.01	$(0.07)	$3.66	$2.25
Non-GAAP adjustments per share, net of taxes:
Restructuring and 2005 transition costs	0.06	0.20	0.18	0.26
Asset impairment and lease cancellation charges	0.04	0.14	0.07	0.18
Tax expense on repatriated earnings	—	—	—	0.14
Other	(0.05)	0.01	0.02	(0.02)
Loss (income) from discontinued operations	—	0.64	(0.15)	0.65

Adjusted Non-GAAP income per common share, assuming dilution	$1.06	$0.92	$3.78	$3.46

Average common shares outstanding, assuming dilution	100.4	100.4	100.4	100.5

(1)	2006 QTD includes restructuring costs of $6.5.

2006 YTD includes restructuring costs of $21.1.

2005 QTD includes restructuring costs of $32.9.

2005 YTD includes restructuring and transition costs of $37.6 and $2.3, respectively, primarily related to plant closures.

(2)	2006 QTD includes gain on sale of assets of ($5.3).

2006 YTD includes $13 related to environmental remediation costs, legal accrual related to a patent lawsuit of $.4, miscellaneous taxes of $.4 related to a divestiture and charitable contribution of $10 to Avery Dennison Foundation, partially offset by gain on sale of investment of ($10.5), gain from sale of assets of ($5.3) and gain from curtailment and settlement of a pension obligation of ($1.6).

2005 QTD includes legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of a leased asset of ($2.4).

2005 YTD includes gain on sale of assets of ($5.8), partially offset by legal accrual related to a patent lawsuit of $3.8.
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AVERY DENNISON
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Full Year 2007 Estimates)

Updated
Guidance
Reconciliation of GAAP to Non-GAAP Earnings Per Share Guidance:

Reported (GAAP) Earnings Per Share	$3.90 - $4.30

Add Back:
Estimated Restructuring and Asset Impairment Charges(1)	$0.05 - $0.10

Adjusted (non-GAAP) Earnings Per Share	$4.00 to $4.35

(1)	Subject to upward revision as plans are finalized
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AVERY DENNISON
PRELIMINARY SUPPLEMENTARY INFORMATION
(In millions)

	(UNAUDITED)
	Fourth Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2006	2005	2006 (1)	2005 (2)	2006	2005

Pressure-sensitive Materials	$814.3	$763.2	$74.5	$43.3	9.1%	5.7%
Office and Consumer Products	285.0	292.9	53.2	48.2	18.7%	16.5%
Retail Information Services	168.1	159.4	9.5	4.9	5.7%	3.1%
Other specialty converting businesses	144.0	148.5	0.8	(2.2)	0.6%	(1.5%)
Corporate Expense	N/A	N/A	(16.0)	(22.7)	N/A	N/A
Interest Expense	N/A	N/A	(13.3)	(13.0)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,411.4	$1,364.0	$108.7	$58.5	7.7%	4.3%

(1)	Operating income for the fourth quarter of 2006 includes restructuring costs, asset impairment and lease cancellation charges of $10.4, partially offset by gain on sale of assets of ($5.3); of the total $5.1, the Pressure-sensitive Materials segment recorded $2.4, the Office and Consumer Products segment recorded ($1.9), the Retail Information Services segment recorded $3.3 and other specialty converting businesses recorded $1.3.

(2)	Operating income for the fourth quarter of 2005 includes restructuring costs, asset impairment and lease cancellation charges of $55.5 and legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of a leased asset of ($2.4); of the total $56.9, the Pressure-sensitive Materials segment recorded $21.4, the Office and Consumer Products segment recorded $17.5, the Retail Information Services segment recorded $7.5, other specialty converting businesses recorded $5.4 and Corporate recorded $5.1.
Certain prior year amounts have been reclassified to conform with the 2006 financial statement presentation.
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Fourth Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2006	2005	2006	2005

Pressure-sensitive Materials
Operating income, as reported	$74.5	$43.3	9.1%	5.7%
Non-GAAP adjustments:
Restructuring costs	1.9	15.1	0.2%	2.0%
Asset impairment and lease cancellation charges	1.6	2.5	0.2%	0.3%
Legal accrual related to patent lawsuit	—	3.8	—	0.5%
Gain on sale of assets	(1.1)	—	(0.1%)	—

Adjusted non-GAAP operating income	$76.9	$64.7	9.4%	8.5%

Office and Consumer Products
Operating income, as reported	$53.2	$48.2	18.7%	16.5%
Non-GAAP adjustments:
Restructuring costs	1.5	6.8	0.5%	2.3%
Asset impairment charges	0.8	10.7	0.3%	3.6%
Gain on sale of assets	(4.2)	—	(1.5%)	—

Adjusted non-GAAP operating income	$51.3	$65.7	18.0%	22.4%

Retail Information Services
Operating income, as reported	$9.5	$4.9	5.7%	3.1%
Non-GAAP adjustments:
Restructuring costs	1.8	5.6	1.0%	3.5%
Asset impairment and lease cancellation charges	1.5	1.9	0.9%	1.2%

Adjusted non-GAAP operating income	$12.8	$12.4	7.6%	7.8%

Other specialty converting businesses
Operating income, as reported	$0.8	$(2.2)	0.6%	(1.5%)
Non-GAAP adjustments:
Restructuring costs	1.3	2.5	0.9%	1.7%
Asset impairment charges	—	2.9	—	2.0%

Adjusted non-GAAP operating income	$2.1	$3.2	1.5%	2.2%

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AVERY DENNISON
PRELIMINARY SUPPLEMENTARY INFORMATION
(In millions)

	(UNAUDITED)
	Twelve Months Year-to-Date
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2006	2005	2006 (1)	2005 (2)	2006	2005

Pressure-sensitive Materials	$3,236.3	$3,114.5	$301.2	$258.1	9.3%	8.3%
Office and Consumer Products	1,072.0	1,136.1	179.0	168.0	16.7%	14.8%
Retail Information Services	667.7	630.4	45.0	37.7	6.7%	6.0%
Other specialty converting businesses	599.9	592.5	17.2	14.1	2.9%	2.4%
Corporate Expense	N/A	N/A	(61.3)	(53.2)	N/A	N/A
Interest Expense	N/A	N/A	(55.5)	(57.9)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$5,575.9	$5,473.5	$425.6	$366.8	7.6%	6.7%

(1)	Operating income for 2006 includes restructuring costs, asset impairment and lease cancellation charges of $29.8, environmental remediation costs of $13, legal accrual related to a patent lawsuit of $.4, miscellaneous taxes of $.4 related to a divestiture and charitable contribution of $10 to Avery Dennison Foundation, partially offset by gain on sale of investment of ($10.5), gain on sale of assets of ($5.3) and gain from curtailment and settlement of a pension obligation of ($1.6); of the total $36.2, the Pressure-sensitive Materials segment recorded $9.3, the Office and Consumer Products segment recorded ($2.3), the Retail Information Services segment recorded $11.2, the other specialty converting businesses recorded $3.7 and Corporate recorded $14.3.

(2)	Operating income for 2005 includes restructuring costs, asset impairment charges, lease cancellation and transition costs of $67.9 and a legal accrual related to a patent lawsuit of $3.8, partially offset by gain on sale of assets of ($5.8); of the total $65.9, the Pressure-sensitive Materials segment recorded $23, the Office and Consumer Products segment recorded $24.1, the Retail Information Services segment recorded $7.5, other specialty converting businesses recorded $6.2 and Corporate recorded $5.1.

Certain prior year amounts have been reclassified to conform with the 2006 financial statement presentation.
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Twelve Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2006	2005	2006	2005

Pressure-sensitive Materials
Operating income, as reported	$301.2	$258.1	9.3%	8.3%
Non-GAAP adjustments:
Restructuring costs	7.3	15.5	0.2%	0.5%
Asset impairment and lease cancellation charges	2.7	7.1	0.1%	0.2%
Legal accrual related to a patent lawsuit	0.4	3.8	—	0.1%
Gain on sale of assets	(1.1)	(3.4)	—	(0.1%)

Adjusted non-GAAP operating income	$310.5	$281.1	9.6%	9.0%

Office and Consumer Products
Operating income, as reported	$179.0	$168.0	16.7%	14.8%
Non-GAAP adjustments:
Restructuring and 2005 transition costs (1)	2.3	13.4	0.2%	1.2%
Asset impairment charges	0.8	10.7	0.1%	0.9%
Gain on sale of assets	(4.2)	—	(0.4%)	—
Gain from curtailment and settlement of a pension obligation	(1.6)	—	(0.1%)	—
Other	0.4	—	—	—

Adjusted non-GAAP operating income	$176.7	$192.1	16.5%	16.9%

Retail Information Services
Operating income, as reported	$45.0	$37.7	6.7%	6.0%
Non-GAAP adjustments:
Restructuring costs	9.4	5.6	1.4%	0.9%
Asset impairment charges and lease cancellation charges	1.8	1.9	0.3%	0.3%

Adjusted non-GAAP operating income	$56.2	$45.2	8.4%	7.2%

Other specialty converting businesses
Operating income, as reported	$17.2	$14.1	2.9%	2.4%
Non-GAAP adjustments:
Restructuring costs	2.1	2.5	0.3%	0.4%
Asset impairment charges	1.6	3.7	0.3%	0.6%

Adjusted non-GAAP operating income	$20.9	$20.3	3.5%	3.4%

(1)	For 2006, amount includes restructuring costs of $2.3.

For 2005, amount includes restructuring and transition costs of $11.1 and $2.3, respectively, related to plant closures.
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AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	(UNAUDITED)
ASSETS	Dec. 30, 2006	Dec. 31, 2005

Current assets:
Cash and cash equivalents	$58.5	$98.5
Trade accounts receivable, net	910.2	863.2
Inventories, net	471.8	439.7
Other current assets	212.2	156.9

Total current assets	1,652.7	1,558.3

Property, plant and equipment, net	1,309.4	1,295.7
Goodwill	715.9	673.1
Intangibles resulting from business acquisitions, net	95.5	98.7
Other assets	526.7	578.1

	$4,300.2	$4,203.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term and current portion of long-term debt	$466.4	$364.7
Accounts payable	630.1	577.9
Other current liabilities	636.9	583.0

Total current liabilities	1,733.4	1,525.6

Long-term debt	501.6	723.0
Other long-term liabilities	380.8	443.4
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	886.9	729.5
Retained earnings	2,139.9	1,945.3
Accumulated other comprehensive loss	(51.6)	(89.1)
Cost of unallocated ESOP shares	(5.7)	(7.7)
Employee stock benefit trusts	(602.5)	(552.0)
Treasury stock at cost	(806.7)	(638.2)

Total shareholders’ equity	1,684.4	1,511.9

	$4,300.2	$4,203.9

-more-

AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	(UNAUDITED)
	Twelve Months Ended
	Dec. 30, 2006	Dec. 31, 2005

Operating Activities:
Net income	$367.2	$226.4

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	154.3	155.7
Amortization	43.6	45.8
Deferred taxes	(28.6)	(12.6)
Net (gain) loss on sale of assets and asset impairments	(7.8)	108.1
Other non-cash items, net	17.6	(7.5)

	546.3	515.9
Changes in assets and liabilities	(35.3)	(74.3)

Net cash provided by operating activities	511.0	441.6

Investing Activities:
Purchase of property, plant and equipment	(161.9)	(162.5)
Purchase of software and other deferred charges	(33.4)	(25.8)
Payments for acquisitions	(13.4)	(2.8)
Proceeds from sale of assets	15.4	21.8
Proceeds from sale of businesses and investments	35.4	—
Other	3.0	1.7

Net cash used in investing activities	(154.9)	(167.6)

Financing Activities:
Net (decrease)/increase in borrowings (maturities of 90 days or less)	(137.8)	58.2
Additional borrowings (maturities longer than 90 days)	—	76.2
Payments of debt (maturities longer than 90 days)	(2.3)	(214.9)
Dividends paid	(171.8)	(168.7)
Purchase of treasury stock	(157.7)	(40.9)
Proceeds from exercise of stock options, net	54.1	11.1
Other	17.5	18.5

Net cash used in financing activities	(398.0)	(260.5)

Effect of foreign currency translation on cash balances	1.9	0.2

(Decrease)/increase in cash and cash equivalents	(40.0)	13.7

Cash and cash equivalents, beginning of period	98.5	84.8

Cash and cash equivalents, end of period	$58.5	$98.5

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